Exhibit 10.2

Executive Officers

KRISPY KREME, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(Performance-Based Vesting)
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Restricted Stock Unit Agreement”), dated as of {Grant Date} (the “Effective Date”), is made by and between KRISPY KREME, INC., a Delaware corporation (the “Company”), and {Participant Name} (the “Participant”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (as may be amended and/or restated from time to time, the “Plan”) or on Exhibit A hereto.
1.Restricted Stock Units Grant. In accordance with the terms of the Plan and subject to this Restricted Stock Unit Agreement, as of the Effective Date (to the extent applicable, as amended as such terms apply to a Participant resident in the jurisdictions listed in the Schedule, as set out in the applicable terms of the Schedule), the Participant is hereby granted {# RSUs} Restricted Stock Units. The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
2.Vesting.
(a)In General. The Restricted Stock Units awarded hereby will vest based upon the level of achievement of the applicable Performance Goals and in the time and manner set forth on Exhibit A, provided that the Participant has remained in continuous employment with the Company and its Affiliates through any such vesting date set forth therein.
(b)Termination of Employment. Subject to Section 2(d), if the Participant’s employment with the Company and its Affiliates terminates for any reason other than by reason of the Participant’s death or Disability (as defined herein), all Restricted Stock Units that are unvested as of the date of the Participant’s termination shall automatically terminate without consideration as of the date of such termination.
(c)Death or Disability. If the Participant’s employment with the Company and its Affiliates terminates by reason of death or Disability, then the Restricted Stock Units associated with any Performance Period shall (1) become vested based upon the level of achievement of the applicable Performance Goals and in the time and manner set forth on Exhibit A with respect to the Applicable Fraction of such Restricted Stock Units, and (2) be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. For purposes of applying the Applicable Fraction to the Restricted Stock Units under this Section 2(c), the numerator shall be the number of days elapsed between the start of the applicable Performance Period and the date of the Participant’s termination, and the denominator shall be the total number of days in the applicable Performance period, and in no event shall the Applicable Fraction be greater than one (1). For the avoidance of doubt, no Restricted Stock Units shall become vested (and the applicable Restricted Stock Units shall terminate without consideration) for any Performance Period that has not commenced as of such termination or for which less than one full month has elapsed from the start thereof to the date of such termination.
(d)Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, the Restricted Stock Units shall be treated in accordance with Section 13 of the Plan.
3.Settlement of Restricted Stock Units.
(a)Measurement of Performance. At the end of the Performance Period (as defined in Exhibit A), the Committee shall certify the applicable level of achievement of the Performance Goal for the Performance Period on the vesting date set forth on Exhibit A and shall provide the Participant with notice as to the level of achievement and number of Restricted Stock Units earned.
(b)Delivery. The Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units have become vested.
4.Employee Confidentiality, Non-Competition and Non-Solicitation Obligations. In connection with receipt of an Award under the Plan and as a condition to the vesting of any Award granted thereunder, Participant must [[enter into and abide by the restrictive covenants set forth in the Asset Protection Agreement provided separately to Participant simultaneously with the Award] / [abide by the restrictive covenants set forth in Participant’s Key Employee Agreement]].
5.Rights as a Stockholder. The Participant shall not have any rights of a stockholder as a result of receiving Restricted Stock Units under this Restricted Stock Unit Agreement, including, but not limited to, any right to vote the Shares to be issued hereunder or any right to dividends or dividend equivalents, unless and until (and only to the extent) the Restricted Stock Units have vested and, thereafter, the Shares have been distributed pursuant to Section 3 hereof.
6.Withholding Taxes.
(a)As a condition to acceptance of any Shares in settlement of the Restricted Stock Units, the Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for any sums required to be withheld (or permitted to be withheld in a manner that will not cause adverse accounting consequences for the Company or an Affiliate) to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations (the “Required Tax Payments”) of the Company or an Affiliate, if any, that arise in connection with the Restricted Stock Units. If the Participant fails to advance the Required Tax Payments after request by the Company or an Affiliate, the Company or the relevant Affiliate may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or the relevant Affiliate to the Participant.
(b)The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments with respect to the Restricted Stock Units by any of the following means: (1) a cash payment to the Company pursuant to Section 6(a) hereof, (2) authorizing the Company to withhold from the Shares otherwise to be delivered to the Participant pursuant to the Restricted Stock Units, a number of whole Shares with a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Restricted Stock Units (the “Tax

Date”), equal to the Required Tax Payments, (3) a cash payment following the Participant’s sale of (or sale by a broker-dealer acceptable to the Company through which the Participant has sold) a number of Shares with respect to which the Required Tax Payments have arisen with a Fair Market Value determined as of the Tax Date equal to the Required Tax Payments, or (4) any combination of (1), (2), and (3) above. Any fraction of a Share that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full.
7.Transfers. Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
8.Governing Law. This Restricted Stock Unit Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.
9.Agreement Binding on Successors. The terms of this Restricted Stock Unit Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation or otherwise, subject to the terms of the Plan.
10.No Assignment. Notwithstanding anything to the contrary in this Restricted Stock Unit Agreement, neither this Restricted Stock Unit Agreement nor any rights granted herein shall be assignable by the Participant.
11.Nature of Grant. This Restricted Stock Unit Agreement is intended to comply with the applicable laws of any country or jurisdiction where Restricted Stock Units are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the Restricted Stock Units and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(f)the Restricted Stock Units and any Shares acquired under the Plan, and the income and value of same, are not part of the Participant’s employment conditions or normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;
(h)the value of such Shares may increase or decrease in value;
(i)to the extent permitted by applicable law, no claim or entitlement to compensation or damages shall arise from the forfeiture of the Restricted Stock Units resulting from the termination of the Participant’s employment with the Company or an Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing continuous employment or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or an Affiliate, waive the Participant’s ability, if any, to bring any such claim, and release the Company or an Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)for purposes of the Restricted Stock Units, the Participant’s employment will be considered terminated as of the date the Participant is no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Restricted Stock Unit Agreement or determined by the Company, the Participant’s right to vest in the Restricted Stock Units will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual or statutory notice period or any period of “garden leave,” request for reinstatement, or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Restricted Stock Unit Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)the Participant acknowledges and agrees that neither the Company nor an Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or any amounts due to the Participant upon settlement of the Restricted Stock Units.
12.DATA PRIVACY. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Restricted Stock Unit Agreement and any other grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing participation in the Plan. The Participant understands that the Company and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws with a lower level of protection than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, and any other possible recipients who may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s continuous employment and career with the Company or an Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Participant restricted stock units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
13.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Restricted Stock Unit Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
14.Severability. Should any provision of this Restricted Stock Unit Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Unit Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Unit Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
15.Entire Agreement. This Restricted Stock Unit Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.
16.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
17.Counterparts; Electronic Signature. This Restricted Stock Unit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. The Participant’s electronic signature of this Restricted Stock Unit Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.
18.Amendment. This Restricted Stock Unit Agreement, together with the Plan, may be amended unilaterally by the Company to the extent permitted under the Plan, or by a written instrument signed by all parties hereto.
19.Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, any amount due to the Participant under this Restricted Stock Unit Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).
20.No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
21.Plan and this Restricted Stock Unit Agreement Not a Contract of Employment or Service. Neither the Plan nor this Restricted Stock Unit Agreement are a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan, this Restricted Stock Unit Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Restricted Stock Unit Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in service with the Company and its Affiliates, nor will it interfere with any right of the Company or any of its Affiliates to discharge the Participant or to deal with the Participant regardless of the existence of the Plan, this Restricted Stock Unit Agreement or the Restricted Stock Units.
22.Continued Effect of Award Agreement. To the extent that the Plan or this Restricted Stock Unit Agreement contains provisions that are intended to have effect after the date(s) as of which the Participant’s rights in respect to the Restricted Stock Unit Agreement have become vested (including, but not limited to, following the date of the Participant’s termination of employment), this Restricted Stock Unit Agreement and any

Shares issued in respect of such Restricted Stock Unit Agreement shall continue to be subject to the terms of the Plan and this Restricted Stock Unit Agreement.
23.Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of this Restricted Stock Unit Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws. In addition to the transfer restrictions and limitations applicable hereunder, no Person who acquires Shares under this Restricted Stock Unit Agreement may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
24.Notice. Any notice or other communication required or permitted under this Restricted Stock Unit Agreement must be in writing and delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to Krispy Kreme, Inc., 2116 Hawkins Street, Charlotte, NC 28203, Attn: Chief Legal Officer, or at such other address as the Company may hereafter designate in writing. Notice to the Participant should be sent to the address on file with the Company.
25.Plan Document Controls. The rights granted under this Restricted Stock Unit Agreement are in all respects subject to the terms of the Plan to the same extent and with the same effect as if set forth fully in this Restricted Stock Unit Agreement. If the terms of this Restricted Stock Unit Agreement conflict with the terms of the Plan, the Plan will control.
26.Change in Control; Code Section 280G.
(a)Golden Parachutes. If, upon a Change in Control, any of the payments and benefits provided under the Plan, any Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and the Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Parachute Payment”) and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Participant pursuant to this Agreement shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Participant would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax. The accounting firm engaged by the Company for general audit purposes shall perform any calculations necessary in connection with this Section 26. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Participant and the Company. Any reduction in the amount of compensation or benefits effected pursuant to this Section 26 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to the Participant, then from any other payments that are treated in their entirety as Parachute Payments and then from any other

Parachute Payments payable to the Participant with the later possible payment or vesting date being reduced or eliminated before a payment or benefit with an earlier payment or vesting date; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits otherwise due or payable to the Participant.
(b)Deferred Compensation Units. Notwithstanding anything to the contrary herein, if any Restricted Stock Units hereunder are considered nonqualified deferred compensation under Section 409A (“Deferred Compensation Units”), to the extent that any such Deferred Compensation Units become vested in accordance with the terms of the Plan or this Restricted Stock Unit Agreement, such Deferred Compensation Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control solely to the extent required to avoid the imposition of additional taxes and penalties under Section 409A.
27.Section 409A; Reformation.
(a)The intent of the parties is that the payments and benefits under this Restricted Stock Unit Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Restricted Stock Unit Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Restricted Stock Unit Agreement or any other arrangement between the Participant and the Company during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). All payments under this Restricted Stock Unit Agreement shall be considered separate payments for purposes of Section 409A. The Company makes no representation that any or all of the payments described in this Restricted Stock Unit Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
(b)If any provision of this Restricted Stock Unit Agreement or the Plan is invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Restricted Stock Unit Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A, then such provision shall be deemed modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Restricted Stock Unit Agreement or the Plan, as the case may require, and this Restricted Stock Unit Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

ELECTRONIC ACCEPTANCE
By the Participant’s electronic acceptance hereof, the Participant and the Company agree that this Award is granted and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement.
By the Participant’s electronic acceptance hereof, the Participant agrees that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents by the Company, or any third party involved in administering the Plan that the Company may designate, may deliver in connection with this Award (including the Plan, this Restricted Stock Unit Agreement, account statements, or other communications or information) whether via the Company’s intranet or the internet site of such third party or via email or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or any third party involved in administering the Plan that the Company may designate.

EXHIBIT A
PERFORMANCE GOALS AND VESTING TERMS
FOR PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
For the three fiscal year period beginning on December 29, 2025
1.Defined Terms; Incorporation. Capitalized terms used in this Exhibit A shall have the same meaning as they have for purposes of the Restricted Stock Unit Agreement. This Exhibit A is incorporated into and forms a part of the Restricted Stock Unit Agreement. This Exhibit A is subject in all respects to the terms and conditions of the Restricted Stock Unit Agreement and the Plan.
2.Performance Award. The Award consists of an aggregate of {# RSUs} Restricted Stock Units.
3.Performance Period; Vesting. The Restricted Stock Units shall vest on December 31, 2028, subject to the Participant’s continued employment with the Company and its Affiliates through such date and subject to the achievement of the applicable Performance Goals (set forth below) during the three fiscal year period beginning on December 29, 2025, and ending on December 31, 2028 (the “Performance Period”).
4.Performance Goals; Determination of Performance.
(a)In General. The number of Restricted Stock Units that shall become vested based on achievement of the Performance Goals, which shall be established by the Committee in 2026 and communicated to the Participant at such time.
(b)Committee’s Decision Final. Achievement of the Performance Goals will be established by written resolution of the Committee. The Committee’s determination of the Performance Goals, and the achievement of the Performance Goals, is final and binding on all persons.
A-1

SCHEDULE

The terms of the Restricted Stock Unit Agreement shall apply, as amended below, to Restricted Stock Units granted to Participants in the following jurisdictions.

Australia

The following terms shall be added to the Restricted Stock Unit Agreement:

Additional disclosures

This grant of Restricted Stock Units is made in accordance with Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).

Any advice given by Krispy Kreme, Inc. (Company) or any of its associated bodies corporate, in connection with the offer of awards in the Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (Plan) does not take into account your objectives, financial situation or needs. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

A copy of the Plan is enclosed with your offer documentation.

As the Company's shares of common stock (Shares) are listed on the NASDAQ Global Select Market, the market price of the Shares can be ascertained by visiting the website of the NASDAQ Global Select Market (https://www.nasdaq.com/market-activity/stocks/avnw) and the Australian dollar equivalent of that price can be determined by applying the prevailing USD/AUD exchange rate published by the Reserve Bank of Australia, which is accessible at the following link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Risk warning

There is a risk that the value of the Shares may fall as well as rise in value through movement of equity markets. Market forces will impact the price of the Shares, and at their worst, the market value of the Shares to which your awards relate may become zero if adverse market conditions are encountered. As the price of the Shares will be quoted in USD, the value of the Shares issued to you or to which your awards relate may also be affected by movements in the USD/AUD exchange rate.

For additional information related to risks of owning Shares, please review the Company's Form 10-K, which can be found at https://investors.krispykreme.com/financial-information/sec-filings.

Please also note that your awards are subject to the Plan rules and the terms and conditions of your offer of awards.

Australian Participant's acknowledgement

The Participant understands, acknowledges and agrees that:
(a)this scheme is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (ITAA97) applies, subject to the requirements of the ITAA97;
(b)by participating in the Plan, the Participant consents to the disclosure of information about the Plan and the Participant to the Australian Taxation Office, which is required to be provided in accordance with the Company's reporting obligations under Australian taxation legislation; and
(c)if the Company or any other group member of the Company (Group Member) becomes liable to pay any 'TFN withholding tax (ESS)' pursuant to Section 14-155 of Schedule 1 to the Taxation Administration Act 1953 (Cth) (TAA), or any other tax in respect of the Award, the Company or the Group Member, as applicable, will, in addition to any rights afforded to it or any other Group Member by the TAA or any other legislation or by-law and failing any arrangement satisfactory to the Company or the Group Member being entered into with the Participant to meet or reimburse the Company or the Group Member for any such tax liability, be entitled to sell all or any Shares the subject of the Awards for and on behalf of, and as attorney for, the Participant and to apply the proceeds firstly in and towards meeting or reimbursing the Company or the Group Member, as applicable, for such tax liability and to pay any balance to the Participant.

Mexico

The following term shall be added to the Restricted Stock Unit Agreement:

Nothing in this Restricted Stock Unit Agreement or in the Plan nor the grant of the Restricted Stock Units or any award thereto creates or generates any further employment or any other type of relationship or link between the Participant and the Company, and it is hereby acknowledged that Participant’s employment relationship remains unchanged and that no new employment or any other similar rights are created hereupon.

Clause 10(f) shall be amended to read:

the Restricted Stock Units and any Shares acquired under the Plan and the income and value of same, are not intended to compensate the Participant’s services and therefore, are not part of the Participant’s normal (base or variable) or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits, social security contributions or similar payments;

Clause 11 of this Restricted Stock Unit Agreement will be deleted and replaced with the following:

DATA PRIVACY. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Restricted Stock Unit Agreement and any other grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing participation in the Plan. The Participant understands and expressly consents that the Company and any Affiliate will collect, hold and process certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands and hereby expressly consents that Data will be transferred to a third-party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The recipients will comply at all time with the applicable data privacy laws and specifically with the terms of the relevant privacy notice and policies made available to Participant for collecting, processing, keeping and transfer their personal data by the Company and Affiliates; however, and without prejudice of the foregoing, the Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws with a lower level of protection than the Participant’s country. The Participant agrees and acknowledges that he or she may request a list with the names and addresses of any Company selected recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands and agrees that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s continuous employment and career with the Company or an Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Participant restricted stock units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

New Zealand

The following terms shall be added to the Restricted Stock Unit Agreement:

WARNING FOR PARTICIPANTS IN NEW ZEALAND
THIS IS AN OFFER OF RESTRICTED STOCK UNITS IN ACCORDANCE WITH THE TERMS OF THE PLAN PURSUANT TO WHICH, UPON VESTING, YOU MAY RECEIVE SHARES IN THE COMPANY.

SHARES GIVE YOU A STAKE IN THE OWNERSHIP OF THE COMPANY. YOU MAY RECEIVE A RETURN IF DIVIDENDS ARE PAID. IF THE COMPANY RUNS INTO FINANCIAL DIFFICULTIES AND IS WOUND UP, YOU WILL BE PAID ONLY AFTER ALL CREDITORS AND HOLDERS OF ANY PREFERENCE SHARES HAVE BEEN PAID. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.
NEW ZEALAND LAW NORMALLY REQUIRES PEOPLE WHO OFFER FINANCIAL PRODUCTS TO GIVE INFORMATION TO INVESTORS BEFORE THEY INVEST. THIS INFORMATION IS DESIGNED TO HELP INVESTORS TO MAKE AN INFORMED DECISION. THE USUAL RULES DO NOT APPLY TO THIS OFFER BECAUSE IT IS MADE UNDER AN EMPLOYEE SHARE PURCHASE SCHEME. AS A RESULT, YOU MAY NOT BE GIVEN ALL THE INFORMATION USUALLY REQUIRED. YOU WILL ALSO HAVE FEWER OTHER LEGAL PROTECTIONS FOR YOUR INVESTMENT.
RESTRICTED STOCK UNITS ARE NOT QUOTED, HOWEVER THE COMPANY’S SHARES ARE LISTED ON THE NASDAQ GLOBAL SELECT MARKET UNDER THE SYMBOL “DNUT”. THIS MEANS YOU MAY BE ABLE TO SELL THEM ON THE NASDAQ GLOBAL SELECT MARKET IF THERE ARE INTERESTED BUYERS. YOU MAY GET LESS THAN YOU INVESTED. THE PRICE WILL DEPEND ON THE DEMAND FOR THE COMPANY’S SHARES.
YOU WILL NOT HAVE ANY RIGHTS OF A STOCKHOLDER AS A RESULT OF RECEIVING A RESTRICTED STOCK UNIT UNDER THE RESTRICTED STOCK UNIT AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY RIGHT TO VOTE THE SHARES TO BE ISSUED UNDER THE RESTRICTED STOCK UNIT AGREEMENT, UNLESS AND UNTIL (AND ONLY TO THE EXTENT) THE RESTRICTED STOCK UNITS HAVE VESTED AND, THEREAFTER, THE SHARES HAVE BEEN DISTRIBUTED PURSUANT TO THE RESTRICTED STOCK UNIT AGREEMENT.

RESTRICTED STOCK UNITS MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE ALIENATED OR HYPOTHECATED, OTHER THAN BY WILL OR BY THE LAWS OF DESCENT AND DISTRIBUTION.
ASK QUESTIONS, READ ALL DOCUMENTS CAREFULLY, AND SEEK INDEPENDENT FINANCIAL ADVICE BEFORE COMMITTING YOURSELF.
The following terms shall be added to the Restricted Stock Unit Agreement:
Other Information. A physical copy of the Company’s latest annual report, which includes audited financial statements and the audit report for that period, will be provided to you on request to the Company’s legal department free of charge and is available electronically on the Company’s website: https://www.krispykreme.com/.
Independent Advice; Non-Reliance. The Participant has also been advised to seek independent advice about the terms of this Agreement and has had sufficient time to do so. In accepting this offer, the Participant have not relied on the advice of the Company or any of its representatives about what these terms mean.
Clause 5 of this Restricted Stock Unit Agreement will be deleted and the following will be added to the Agreement as a summary of the Participant’s New Zealand tax position:

New Zealand Tax Treatment

(a)    The Participant will not recognize any income for income tax purposes when awarded Restricted Stock Units. Generally, the Participant will recognize taxable income upon the date the Shares are delivered to the Participant shortly following vesting. The Participant’s taxable income will be an amount equal to the fair market value of the vested Shares under the award on the delivery date and converted into New Zealand dollars at the close of trading spot exchange rate on such date. This income will be treated as employment income and taxed at the Participant’s marginal tax rate. The Participant’s employer will report this income to Inland Revenue but will not withhold any PAYE or other imposts with respect to that income. It is the Participant’s responsibility to pay all applicable taxes in accordance with the applicable payment requirements. The tax will generally be payable by the 7th of February following the relevant tax year end. However, if the Participant is a provisional taxpayer, or the taxable amount is sufficiently large to the Participant a new provisional taxpayer, tax will be payable on an advance basis. Any taxable income recognized should not be subject to any social type withholdings, including KiwiSaver contributions and accident compensation levies.

(b)    Depending on the Participant’s overall circumstances, the Participant’s Shares may following issue, be subject to taxation under the foreign investment fund (“FIF”) rules, on a pooled basis together with any other FIF interests held. If the FIF rules apply, FIF tax will be a final tax and any dividends the Participant receives on the Shares, and any gain the Participant makes on sale, will not be separately taxable.

(c)    If the FIF rules do not apply to the Participant’s Shares: (i) any dividends the Participant receives on the Shares will be taxable; and (ii) the Participant will not be subject to tax on sale of the Shares provided that the Shares were not acquired with the dominant purpose of sale.

Clause 10(f) shall be amended to read:

(f)    the Restricted Stock Units and any Shares acquired under the Plan, and the income and value of same, are entirely at the Company’s discretion and as such do not part of the Participant’s normal, gross or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits, holiday pay entitlements or similar payments;

Clause 11 of this Restricted Stock Unit Agreement will be deleted and replaced with the following:

DATA PRIVACY. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Restricted Stock Unit Agreement and any other grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing participation in the Plan. The Participant understands that the Company and any Affiliate may collect and hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company and any Affiliate will comply with the Privacy Act 2020 when collecting, using, disclosing and storing Data. The Participant understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws with a lower level of protection than the Participant’s country. To the extent that Data is disclosed to a third party located in a country outside New Zealand and that third party uses or discloses the Data for their own purposes, the Company shall ensure that such disclosure is made in accordance with the offshore disclosure requirements set out in the Privacy Act 2020. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s continuous employment and career with the Company or an Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Participant restricted stock units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative. The Participant is able to access and correct their personal information at any time by contacting the Company’s Equity Administrator (stockpolicy@krispykreme.com) or his or her local human resources representative.

Republic of Ireland

Clause 11 of this Restricted Stock Unit Agreement will be deleted and replaced with the following:

DATA PRIVACY. The Company will collect and process information relating to the Participant in accordance with the data privacy notice from time to time in force and in compliance with Regulation (EU) 2016/679 (the General Data Protection Regulation or GDPR).

United Kingdom
For the purposes of this Agreement, the Plan is amended as follows:
The words “non-employee directors, independent contractors, and consultants” shall be deleted from Section 1 of the plan and from the definition of “Eligible Recipient".
The definition of “Cause” shall be amended to include the following additional limb “or (vii) any other circumstances in which the Company (including any of its Subsidiaries) has the right to terminate the Participant’s employment without notice”.
Section 18 shall be deleted and replaced with the following:

“Except in the case of the transmission under applicable law to personal representatives in the event of death, Awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the person to whom they are granted.”

Clause 11 of this Restricted Stock Unit Agreement will be deleted and replaced with the following:

DATA PRIVACY. The Participant acknowledges that the Company and its Affiliates may hold and process personal data relating to the Participant including but not limited to the Participant's name, home address, telephone number, email address, date of birth, national insurance number, passport or other identification number, salary, nationality, job title, any awards awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor (together, the "Data"), in each case in relation to and as a consequence of the grant of a Restricted Stock Unit to the Participant, including for the purposes of administering such Restricted Stock Units. The Company processes Data for the purpose of administering and managing the Participants’ participation in the Plan (“Purposes”). The Company is the controller in connection with the Purposes. The legal basis for the processing of the Data by the Company in connection with these Purposes is the necessity of the data processing for the Company to perform its contractual obligations in connection with the Plan and for the Company’s legitimate business interests of managing the Plan and generally administering the Awards. The Data shall be processed in accordance with the Company’s privacy notice and any other applicable privacy policy. The Participant's personal data may be disclosed (including outside the UK or the EU) to the Company and its Affiliates and its or their advisors in relation to this Restricted Stock Unit Agreement.

The following terms shall be added to the Restricted Stock Unit Agreement:

The Participant agrees to indemnify and keep indemnified the Company and any of its Affiliates, as applicable, against any Required Tax Payments arising from the grant, vesting, settlement or otherwise in connection with the Restricted Stock Units that such entity is required to pay or withhold or has paid or will pay to HM Revenue & Customs (or any other tax authority or any other relevant authority) on the Participant’s behalf. The Participant agrees to enter into any tax election as the Company may require as a condition to the grant, vesting and/or settlement of any Restricted Share Unit.
For the purposes of this Restricted Stock Unit Agreement, the term “Required Tax Payments” shall include any income tax and employee National Insurance Contributions, but exclude any employer (secondary) National Insurance Contributions.
This Restricted Stock Unit Agreement does not form part of the Participant’s contract of employment. If the Participant ceases to be employed by the Company or any of its Affiliates for any reason (including as a result of a repudiatory breach of contract by the Company or any of its Affiliates) the Participant shall not be entitled, and by participating in the Plan the Participant shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of employment, breach of contract or otherwise to any sum or other benefit (unless provided for in this Restricted Stock Unit Agreement) to compensate the Participant for any rights or prospective rights under the Plan or this Restricted Stock Unit Agreement; and
The Participant agrees that any Awards granted to the Participant under the Plan shall be subject to any applicable recoupment policy as may be in effect from time to time, and which the Participant acknowledges could, in certain circumstances, require deduction or clawback of Awards held by the Participant.